September 8, 2013

Sent Via EMAIL: Pearse_M@msn.com

Michael Pearse

15062 Reveille Avenue

Baton Rouge, LA 70810

Dear Michael:

We are very pleased to offer you the position of Vice President of Finance of Riviera Operating Corporation (“ROC”) and Treasurer and Chief Financial Officer (“CFO”) of Riviera Holdings Corporation (“RHC”) and ROC (ROC and RHC are collectively referred to as the “Company”), reporting to the General Manager of the Company, at a gross annual salary of $175,000. This salary will be paid bi-weekly. You will also be eligible to participate in the Paragon Riviera LLC Incentive Bonus Plan at the Twenty Percent (20%) level.

Health insurance coverage will commence your first day of active employment at a nominal monthly cost to you. You will also be eligible to receive executive life and accidental death and dismemberment coverage and participate in the Company’s 401(k) plan in accordance with the provisions of those plans. You will receive eighteen (18) paid time off (“PTO”) days each year of employment, to be used in accordance with the Company’s PTO Policy.

The Company will reimburse you as and for moving expenses from your current residence to Las Vegas, in an amount not to exceed $12,000. You will submit appropriate receipts related to your relocation to the Company for payment/reimbursement. You will be provided temporary housing by being permitted to reside in the hotel for a period not to exceed ninety (90) days. In the event of a self-termination by you or termination of you by the Company for cause within one (1) year of the employment commencement date, you will pay back to the Company all such paid/reimbursed moving expenses.

The prerequisites to employment are passing the Company prescribed drug test and background diligence review.

Michael Pearse	Page 1 of 2

If you choose to accept our offer, please indicate by signing below and returning to me via email or regular mail, whichever is more convenient.

We are looking forward to having you join the Riviera team with an anticipated start date of October 7, 2013, subject to you accepting our offer. Should you have any questions regarding our offer of employment, please do not hesitate to contact me at 702-794-9276.

By signing below, you expressly acknowledge that nothing contained herein shall be construed as a contract for employment or otherwise as a guaranty of employment, and that you shall be employed with the Company as an “At Will” employee.

Sincerely,

/s/Rob Kunkle

Rob Kunkle

General Manager

By signing, I accept the terms of this offer for the position of Vice President of Finance with ROC and Treasurer and CFO of the Company.

/s/ Michael Pearse	September 10, 2013
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Michael Pearse	Date

Michael Pearse	Page 2 of 2